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                                    EXHIBIT 1

MORRISON KNUDSEN CORPORATION                                        NEWS RELEASE

Morrison Knudsen Plaza/P.O. Box 73
Boise, Idaho  83729
Telex:  368439/Phone:  (208) 386-5387           For Further Information Contact:
Fax:  (208) 386-5065                                    Corporate Communications

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FOR RELEASE:
                                January 31, 1994
               MK ACQUIRES  SUPPLIER OF LOCOMOTIVE COOLING SYSTEMS

     BOISE - Morrison Knudsen Corporation announced today that MK has acquired Touchstone, Inc., of Jackson, Tennessee, a leading supplier of new and remanufactured locomotive cooling systems.

     ``Once again, we are adding a first-class company to our nationwide network of components suppliers to the railroad industry,'' said William J. Agee, MK chairman and chief executive officer. ``Touchstone's product quality and competitive pricing have resulted in a continual increase in market share over the last several years.''

     Touchstone presently has a strong position in the locomotive cooling system aftermarket in the U.S. The company supplies both new and remanufactured locomotive cooling systems, mostly to Class I railroads in the U.S. The company also sells locomotive brake rigging and rail-car outlet gates.

     Agee said Touchstone has some sales in Mexico and Australia and, as part of MK, will seek international expansion. The company employs 118 people in Jackson.

     Touchstone is the second locomotive components manufacturer MK has acquired in the past three months. Recently, the company purchased Clark Industries, of Gilman, Illinois, a manufacturer of cylinder heads, pistons and liner assemblies for locomotives. MK also owns Motor Coils Manufacturing Company, of Pittsburgh, a manufacturer of traction motors and related equipment, and MK Engine Systems Company, Inc., a manufacturer of locomotive turbochargers and other engine components with plants in New York and California.

     In addition, MK owns Power Parts Company, of Chicago, one of the world's largest distributors of engine parts for locomotives.

     Morrison Knudsen Corporation (MRN-NYSE) serves the world's transportation, construction, environmental, industrial and power markets as an engineer, contractor and manufacturer, offering complete development, operations and financial services.
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